Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS


            We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of PriCellular Corporation to be filed on or about January 7, 1997 for the registration of 1,948,052 shares of Class A Common Stock owned by Horizon Cellular Telephone Company of Central Kentucky, L.P. and to the incorporation by reference therein of our report dated April 19, 1995, with respect to the combined financial statements of Illinois RSA 4 and 6 for the year ended December 31, 1994 included in the Form S-4 No. 33-91006 previously filed with the Securities and Exchange Commission.



                                               /s/ Ernst & Young LLP
                                               ---------------------


San Antonio, Texas
January 6, 1997